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                                                                       EXHIBIT 1

                                                            October 3, 1999



TV Guide, Inc.
7140 S. Lewis Avenue
Tulsa, Oklahoma  74136-5422


          Re Agreement of Principal Stockholders Concerning Transfer and Voting of Shares of Gemstar International Group Limited
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          The undersigned understands that TV Guide, Inc., a Delaware corporation ("TV Guide"), and Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), of which the undersigned is a stockholder, are prepared to enter into an agreement for the merger (the "Merger") of G Acquisition Subsidiary Corp., a Delaware corporation, into TV Guide, but that TV Guide has conditioned its willingness to proceed with such agreement (the "Merger Agreement") upon its receipt from the undersigned of assurances satisfactory to TV Guide of the undersigned's support of and commitment to the Merger. In order to evidence such commitment and to induce TV Guide to enter into the Merger Agreement, the undersigned hereby represents and warrants to TV Guide and agrees with TV Guide as follows:

          1.   Voting.  The undersigned will vote or cause to be voted all
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shares of capital stock of Gemstar owned of record or beneficially owned or held in any capacity by the undersigned or under the control of the undersigned in favor of the Merger and the issuance of the Parent Common Stock in connection with the Merger and other transactions provided for in or contemplated by the Merger Agreement (including the domestication of Gemstar from the British Virgin Islands to the State of Delaware), and against any inconsistent proposals or transactions.

          2.   Ownership.  As of the date hereof, Schedule 1 hereto sets forth
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the shares of Parent Common Stock owned by the undersigned of record or beneficially, including shares issuable upon the exercise or conversion of options or convertible securities of Gemstar (collectively, the "Shares").

          3.   Restriction on Transfer.  During the period from the date of the
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Merger Agreement and continuing until the earlier of the termination of the
Merger Agreement pursuant to its terms or the Effective Time, the undersigned will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein, without your express written consent; provided, however, that the undersigned may sell, transfer, pledge or otherwise dispose of, in the aggregate, up to 5% of the Shares pursuant to Permitted Transfers and/or Fast Track Sales (as such terms are defined in the Stockholders Agreement attached as an Exhibit to the Merger Agreement); provided, further, that the undersigned may pledge the Shares to secure bona fide indebtedness or bona fide monetization transactions or to secure the obligations of a person in connection with derivative transactions and settlement obligations thereunder (including, without limitation, puts, calls, collars, swaps, etc.) with respect to the Shares, provided that the terms of such derivative transaction permit cash settlement of a party's obligations thereunder and do not
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restrict the undersigned's obligations to vote the pledged Shares in accordance with Section 1 hereof.

          4.   Grant of Irrevocable Proxy; Appointment of Proxy.
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               (a)  The undersigned hereby irrevocably grants to, and appoints,
Peter Boylan and Joe Kiener, in their respective capacities as officers of TV Guide, any individual who hereafter shall succeed to any such office of TV Guide, and each of them individually, the undersigned's proxy and attorney-in-fact (with full power of substitution), for and in the undersigned's name, place and stead, to vote the Shares, or grant a consent or approval in respect of such Shares, in accordance with the undersigned's covenants in Section 1 hereof.

               (b) The undersigned represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked.

               (c) The undersigned hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the undersigned's duties under this letter agreement. The undersigned hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The undersigned hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

          5.   Termination.  This letter agreement and the undersigned's
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obligations hereunder will terminate concurrently with any termination of the
Merger Agreement.

          6.   Effective Date; Succession.  Upon your acceptance and execution
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of this letter agreement, this letter agreement shall mutually bind and benefit you and the undersigned, any of the undersigned's heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary.

          7.   Nature of Holdings; Shares.  All references herein to the
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undersigned's holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

          8.   Defined Terms.  All capitalized terms used herein shall have the
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meaning ascribed to such terms in the Merger Agreement, unless otherwise defined herein.
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          9.   Specific Performance.  The parties hereto agree that, in light of
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the irreparable damage that would occur in the event any provision of this letter agreement were not performed in accordance with the terms hereof and the inadequacy of damages as a remedy, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                                    Very truly yours,


                                    /s/ HENRY C. YUEN
                                    --------------------------
                                    Henry C. Yuen


ACCEPTED:

TV GUIDE, INC.

By:  /s/ PETER C. BOYLAN III
     ---------------------------------
     Name:  Peter C. Boylan III
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     Title:  President
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                                   Schedule 1
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Beneficial Owner                                          Ordinary Shares Owned
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Henry C. Yuen................................................. 21,639,920